EXHIBIT 10.5

VICTORY ENERGY CORPORATION
AWARD OF RESTRICTED STOCK
(Director)

In this Award, Victory Energy Corporation (the “Company”) grants to [name] (the “Participant”), a non-Employee Director, Restricted Stock under the Victory Energy Corporation 2014 Long Term Incentive Plan (“Plan”).  This Award of Restricted Stock is governed by the terms of this Award document and the Plan.  All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1. The “Date of Grant” is _____________.

2. The total number of shares of Restricted Stock granted is _______________.

3. The Vesting Dates for the Restricted Stock granted in this Award are as follows:

Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously providing Services to the Company from the Date of Grant through the applicable Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein.  The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”) as selected and checked by the Committee as follows: _____ (a) 33.3% on the first anniversary of the Grant Date, 33.3% on the second anniversary of the Grant Date and 33.4% on the third anniversary of the Grant Date or _____ (b) as to 100% of the Restricted Stock on the second anniversary of the Date of Grant.  The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

4. Other Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 3, the Restricted Stock will be 100% Vested upon any one of the following “Vesting Events”:  (a) Participant’s termination as a Director and Service due to death, or Disability or (b) upon Participant’s involuntary termination of Service without Cause including non-election by successor stockholders without Cause on or within 12 months after the date of a Change in Control.  The date of the Participant’s termination of directorship and Service on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award.

5. Other Terms and Conditions:

(a) No Fractional Shares.  All provisions of this Award concern whole shares of Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share.

(b) Not a Service Agreement.  This Award is not an agreement providing Services, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to provide services to the Company or any of its Affiliates or otherwise continue as a Director.

(c) Independent Tax Advice and Acknowledgments.  Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.  Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT: Name

Signature: ______________________________
Date: _____________________

VICTORY ENERGY CORPORATION

By:_____________________________________
Date: _____________________